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                                                                      EXHIBIT 99


PRESS RELEASE - FOR RELEASE:

MAY 31, 2001

CONTACT:

Sandra J. Miller
Marketing Director
Sun Bancorp, Inc.  (NASDAQ: SUBI)
570-372-2123


            SUN BANCORP, INC. COMPLETES ACQUISITION OF GUARANTY BANK

SELINSGROVE, PA--SUN BANCORP, INC. (NASDAQ: SUBI) Sun Bancorp, Inc., parent company of SunBank, today announced the completion of its acquisition of Guaranty Bank, N.A. The acquisition brings the Sun network to 24 offices and 40 ATMs in seven Pennsylvania counties and increases the bank's asset size to approximately $900 million.

Guaranty's five Luzerne County offices will continue to operate as Guaranty Bank, while its Shamokin office will transition to the SunBank name. Customers will notice the name change at the Shamokin office in mid-June. All branches will remain open and the branch employees and commercial lenders will continue to serve the financial needs of Guaranty customers.

Maureen M. Bufalino will serve as president of Guaranty Bank, a division of SunBank, and senior vice president of SunBank and Sun Bancorp, Inc., and will be a member of boards of directors of Sun Bancorp, Inc. and its bank subsidiary, SunBank. Mrs. Bufalino stated, "Through this merger with Sun, we will have the resources to bring more options to our clients. This means the ability to provide larger dollar commercial loans, more sophisticated cash management services, investment planning services, asset management services and much more. Plus, customers retain the local expertise, experience, and decision making of a community bank."

Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank, commented, "By bringing Guaranty into the Sun corporate family, we are able to make a strong entry into Luzerne County: a $4 billion deposit market with a larger population base than our existing markets. We are enthusiastic about our competitive position in that market. We also believe we have a unique niche with our product line and additional resources, partnered with Guaranty's local delivery and strong sense of community."

The merger was accounted for as a purchase. Sun Bancorp paid approximately $14.4 million in the aggregate for Guaranty. Guaranty shareholders received at least 50% of the consideration as Sun Bancorp Common Stock, and the remainder in cash and a note, in exchange for their Guaranty shares. Sun management believes that the Guaranty acquisition should be accretive to Sun shareholders in year one.

Sun Bancorp, with approximately $900 million in assets, has 24 offices and 40 ATMs in Luzerne, Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. In addition, the company is purchasing the Lock Haven and Mill Hall offices of Mellon Bank on June 1, which will bring Sun's asset size to approximately $950 million. Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates Sun Asset Management, Sun Mortgage, Sun Leasing, and Sun Dealer Center, and is 75% owner in a limited liability company, Sun Abstract and Settlement Services. For more information, visit the company's website at WWW.SUNBANKPA.COM.


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THE MANAGEMENT OF SUN BANCORP, INC. HAS MADE FORWARD-LOOKING STATEMENTS IN
THIS RELEASE. SHAREHOLDERS AND INVESTORS SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE INVESTMENT PERFORMANCE AND FINANCIAL RESULTS OF SUN BANCORP. INC. AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS INFORMATION.